Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 26, 2007, with respect to the financial statements and the supplemental schedule of The NewAlliance Bank 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Hartford, Connecticut

June 26, 2007